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                                                                    EXHIBIT 99.1


December 10, 1997, Wednesday

NEWBURY PARK, Calif.

SEMTECH ANNOUNCES TWO-FOR-ONE STOCK SPLIT


     Dec. 10, 1997--SEMTECH CORP. (Nasdaq NMS:SMTC) Wednesday announced that it has declared a two-for-one stock split.

     The split will be in the form of a 100 percent stock dividend to shareholders of record as of Dec. 23, 1997. Certificates related to the stock split will be issued on or about Jan. 12, 1998. As a result of the stock split, there will now be approximately 14 million of Semtech's shares outstanding.

     Semtech is a leading supplier of analog and mixed signal IC's and discrete circuits designed for solving today's complex power management, protection and interface issues. The Company designs, manufactures and markets its products worldwide. End market applications for its products include portable phones, telecom switching and transmission systems, modems, computers and computer peripherals, digital video disk, television set top boxes and automated test equipment for the semiconductor industry.



CONTACT:   SEMTECH CORP., Newbury Park
           John Baumann, 805/498-2111 ext. 262 (Investor Relations)

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